    Exhibit 10.1

July 5, 2024

Kentaro Suzuki
Via email

Re: Offer of Employment
Dear Ken:
I am pleased to offer you employment with Nautilus Subsidiary, Inc. (the “Company” or “we”) in accordance with the terms of this offer letter agreement (the “Agreement”). Nautilus Biotechnology, Inc. (“Nautilus”), the Company, and each of Nautilus’ other subsidiaries are referred to in this Agreement as the “Company Group”.
1.Title; Position; Location. You will be employed by the Company and serve as the Company’s and Nautilus’ Chief Marketing Officer. You will report to the Company’s and Nautilus’ Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Chief Executive Officer. You will perform your duties from the Company’s corporate offices located in San Carlos, California (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company Group and necessary to perform your job duties.
2.Base Salary. Your initial annual base salary will be $420,000, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your base salary will be subject to review and adjustment from time to time by the Board of Directors of Nautilus (the “Board”) or its Compensation Committee (the “Committee”) as applicable, in its sole discretion.
3.Annual Bonus. For the Company’s 2024 fiscal year, you will be eligible for a target annual cash bonus opportunity equal to forty-five percent (45%) of your annual base salary. Any annual bonus will be subject to performance and other criteria established by the Board or the Committee, as applicable, in its sole discretion, and subject to your continued employment through the date that the bonus is paid to you. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by the Board or the Committee, as applicable, in its sole discretion, and no amount of any annual bonus is guaranteed. In addition, the Board or the Committee, as applicable and in its sole discretion, may approve that the Company grant additional discretionary bonus amounts to you.
4.Signing Bonus. You will receive a cash signing bonus in a single lump sum in the amount of $20,000, less applicable withholdings, which will be paid in the Company’s first payroll period following the first day of your employment with the Company. In the event that you resign your employment with the Company or your employment with the Company terminates prior to the one-year anniversary of the first day of your employment with the Company, you will be required to repay to the Company within thirty (30) days of your employment termination date, a prorated portion of the gross amount of such signing bonus, based on the number of whole months remaining in the twelve (12) month period measured from the first day of your employment with the Company.
5.Equity Awards.
a.Stock Options. It will be recommended that, subject to the approval of the Board or Committee, as applicable, Nautilus grant you an award of stock options (the “Option”) to purchase 375,000 shares of the Nautilus’ common stock (“Shares”) under the Nautilus’ 2021 Equity Incentive Plan (or any successor plan, as applicable) (the “Plan”) and an applicable option agreement thereunder, with an exercise price per Share that is no less than the fair market value per Share on the Option’s date of grant, as determined by the Board. It will be recommended that the Option be scheduled to vest and become exercisable as to one-fourth (1/4th) of the Shares subject to the Option on the one-year anniversary of the vesting commencement date (as will be set forth in your option agreement), and as to one forty eighth (1/48th) of the Shares subject to the Option on a monthly basis thereafter on the same day of the month as the vesting commencement date (or the last day of the month, if a particular month does not have a corresponding day), subject to your continued service with the Company Group through the applicable vesting date.
6.Employee Benefits. You will be eligible to participate in the benefit plans and programs established by the Company for its employees (or other applicable Company Group member for its and/or its subsidiaries’ employees) from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time. The Company Group reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.
7.Severance. You will be eligible to participate in the Company’s Change in Control and Severance Agreement established, and as may be in effect from time to time, for senior-level employees that is applicable to you consistent with your position within the Company.
8.Confidentiality Agreement. As a condition of your employment with the Company, you will be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment Agreement and Arbitration Agreement (collectively the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment, non-disclosure of Company proprietary information, and the arbitration of disputes between you and the Company Group (subject to the terms and conditions of the arbitration provision set forth in the Confidentiality Agreement).   Please note that we must receive your signed Confidentiality Agreement before your first day of employment.
9.At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or other affiliate of the Company. Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Upon any termination of your employment relationship with the Company (or, if applicable, any other member of the Company Group), you will be deemed to have resigned from any and all officer and/or director positions held at the Company Group or any of its affiliates without any further action required by you, except that at the Board’s request, you agree to execute any documents reasonably necessary to reflect such resignations.
10.Background Check. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
11.Immigration Laws. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.
12.Taxes. The Company Group (or any affiliate thereof, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company Group (and any affiliate thereof, as applicable) is permitted to deduct or withhold, or require you to remit to the Company Group, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. The payments and benefits under this Agreement are intended to be exempt from, or otherwise to comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other formal guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to be exempt or to so comply. Any taxable reimbursements payable to you under this Agreement will be paid, less applicable withholdings, only with respect to expenses incurred while you are employed with the Company (or other Company Group member, if and as applicable), no later than the last day of your taxable year immediately following your taxable year in which the expense was incurred by you. No such amounts reimbursable to you in one taxable year of yours will affect the amounts reimbursable to you in another taxable year of yours. Notwithstanding any contrary Agreement provision, the Company reserves the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without your consent or the consent of any other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any payments or benefits under this Agreement. In no event will you have any discretion to choose your taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company Group, or any other affiliate of the Company Group have any responsibility, liability or obligation to reimburse or indemnify you or hold you harmless for any taxes imposed, or other costs incurred, as a result of Section 409A.
13.Additional Employment Provisions. During the term of your employment with the Company Group, you agree to perform your duties faithfully and to the best of your abilities and will devote your full business efforts and time to rendering services to the Company Group hereunder. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company Group is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company Group. Nothing in this Agreement shall prohibit you from (a) making and managing passive investments, or (b) participating in professional and charitable organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere or conflict with your duties or obligations to the Company Group, including under the Confidentiality Agreement. You agree not to bring any third party confidential information to the Company Group, including that of your former employer, and that in performing your duties for the Company Group you will not in any way utilize any such information. As an employee of a member of the Company Group, you will be expected to abide by the rules and standards of Nautilus and the Company (or any other member of the Company Group, as applicable). You agree that in the rendering of all services to the Company Group and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company Group.
14.Protected Activity Not Prohibited. Nothing in this Agreement or the Confidentiality Agreement (or any other Company agreement or policy) will prohibit you from engaging in any Protected Activity, as defined in the Confidentiality Agreement.
    To accept the Company’s offer, please sign and date in the spaces indicated below and return this Agreement to me. If you accept our offer, your first day of employment will be September 16, 2024 (your “Start Date”).

We look forward to your favorable reply and to working with you at Nautilus Biotechnology, Inc.
Sincerely,
NAUTILUS BIOTECHNOLOGY, INC.

By: /s/ Sujal Patel
Sujal Patel
Chief Executive Officer
Agreed to and accepted:
/s/ Kentaro Suzuki
Kentaro Suzuki
Dated: 7/5/24
Enclosures to follow:
Duplicate Original Letter
At-Will Employment, Confidential Information, Invention Assignment Agreement and Arbitration Agreement